Exhibit 99.1

For Immediate Release	Media Contact: Kellee McGahey (843) 529‑5574
Analyst Contact: Jim Mabry (843) 529‑5593

South State Corporation Reports Fourth Quarter 2018 and Annual Results and

Declares Increase in Quarterly Cash Dividend

COLUMBIA, S.C.—January 28, 2019—South State Corporation (NASDAQ: SSB)  today released its unaudited results of operations and other financial information for the three-month and twelve-month periods  ended December 31, 2018.  Highlights for the fourth quarter of 2018 and for the year include the following:

•	Fourth quarter 2018 financial results vs 3Q 2018; Year 2018/Year 2017 (Y/Y) results:

o

Net income was $49.0 million, compared to $47.1 million in 3Q 2018, up $1.9 million, and compared to  $2.4 million in 4Q 2017, an increase of  $46.6 million;  Y/Y net income was $178.9 million vs. $87.6 million, 104.3% increase

o

Diluted EPS of $1.35 compared to  $1.28 in 3Q 2018, an increase of $0.07 per share due primarily to 528,600 lower diluted weighted-average shares outstanding, and compared to $0.08 per share in 4Q 2017, an increase of $1.27 per share;  Y/Y was $4.86 diluted EPS vs. $2.93 diluted EPS, 65.9% increase

o

Adjusted net income (non-GAAP) was $49.0 million, compared to $49.1 million in 3Q 2018, a $60,000 decrease, and compared to $41.4 million in 4Q 2017, a $7.6 million increase;  Y/Y was $202.1 million adjusted net income vs. $145.1 million adjusted net income, 39.2% increase

o

Adjusted diluted EPS (non-GAAP) of $1.35 compared to $1.33 in Q3 2018, an increase of $0.02 per share was due primarily to lower weighted average diluted shares of 528,600 shares resulting from the repurchase of 900,000 common shares during the 4Q 2018;  Y/Y adjusted diluted EPS was $5.50 vs. $4.85, 13.4% increase

•	Performance ratios 4Q 2018 compared to 3Q 2018; Y/Y ratios:

o	Return on average assets totaled 1.33% compared to 1.28%; Y/Y was 1.23% vs. 0.77%
o	Adjusted return on average assets (non-GAAP) was 1.33% compared to 1.33%; Y/Y was 1.39% vs. 1.28%
o	Return on average equity totaled 8.24% compared to 7.89%; Y/Y was 7.63% vs. 5.26%
o	Return on average tangible equity (non-GAAP) was 15.91% compared to 15.29%; Y/Y was 14.93% vs. 9.63%
o	Adjusted return on average tangible equity (non-GAAP) increased to 15.91% from 15.90%; Y/Y was 16.76% vs. 15.49%
o	Efficiency ratio was 59.4% down from 62.3%, due primarily to no merger and conversion related cost; Y/Y was 63.6% vs. 66.5%
o	Adjusted efficiency ratio (non-GAAP) was 59.4% down slightly from 59.5% (excluding merger-related and conversion expenses and securities losses (gains)); Y/Y was 59.1% vs. 58.5%

•	Balance sheet linked quarter

o	Cash and cash equivalents increased by $101.7 million;
o

Net loan growth for the quarter totaled $108.7 million, excluding the ALLL (acquired and non-acquired), which is 4% annualized.  Non-acquired loan growth during the quarter totaled $326.8 million, or 17.0% annualized, spread across all categories, except construction and land development.  Acquired loans continued to decline and the total decrease was $218.2 million for the quarter, or 26.2% annualized. The decline was across all loan categories;
o	Noninterest bearing deposits decreased by $95.7 million, or 12% annualized; and interest bearing deposits increased by $128.8 million, or 6.0% annualized;
o	Other borrowings grew to $266.1 million during 4Q 2018, as the Company borrowed $150.0 million late in December from the FHLB;
o

Shareholders’ equity decreased $1.8 million.  This was the result of 900,000 common shares being bought back by the Company spending $60.1 million.  The decrease was almost totally offset by net income,  net of the dividends paid, of $36.0 million plus changes in accumulated other comprehensive loss (“AOCI”) of $19.6 million, net of tax, primarily from much smaller unrealized losses within the available for sale securities portfolio;

o	Total equity to total assets decreased to 16.12% from 16.31%;
o	Tangible equity to tangible assets (non-GAAP) decreased to 9.56% from 9.65%

•	Asset quality

o

Nonperforming assets (NPAs) increased by $1.8 million, or 4.7%, from September 30, 2018, to $40.5 million at December 31, 2018, due to an increase in acquired nonaccrual loans of $2.8 million partially offset by a decline in Other real estate owned (“OREO”) of $709,000

o	NPAs to total assets increased to 0.28% at December 31, 2018, from 0.27% at September 30, 2018 and increased from 0.25% at December 31, 2017
o

Net charge-offs on non-acquired loans were 0.06% annualized, or $1.1 million,  compared to $1.3 million, or 0.07% annualized in the third quarter of 2018.  Compared to the fourth quarter of 2017, net charge offs increased from  $265,000, or 0.02% annualized.

o

Net charge-offs on acquired non-credit impaired loans were 0.09% annualized, or $574,000, compared to 0.01% annualized, or $70,000,  in the third quarter of 2018.  In the fourth quarter of 2017, net charge-offs were 0.07% annualized, or $402,000.

o	Coverage ratio of the ALLL of non-acquired non-performing loans increased to 341% at December 31, 2018 compared to 326% at September 30, 2018 and 293% at December 31, 2017.

Quarterly Cash Dividend and New Common Stock Repurchase Plan

The Board of Directors of South State Corporation declared a quarterly cash dividend on January 25, 2019, of $0.38 per share payable on its common stock.  This per share amount is higher by $0.02 per share, or 5.6%, compared to last quarter and $0.05 per share, or 15.1%, higher than the same quarter one year ago.  The dividend will be payable on February 22, 2019 to shareholders of record as of February 15, 2019.

The Board of Directors of South State Corporation also announced the authorization for the repurchase of up to 1,000,000 additional common shares of the Company’s common stock (the “Repurchase Program”).  The Repurchase Program replaces and supersedes the Company’s prior share repurchase program. The Company is not obligated to repurchase any such shares under the Repurchase Program.  Shares will be purchased in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws.  Repurchases under the Repurchase Program after December 23, 2019 would require additional Federal Reserve approval.

The prior stock repurchase plan, which also authorized 1,000,000 shares, has been fully executed with the buyback of 900,000 shares of common stock during the fourth quarter of 2018 and 100,000 shares of common stock during the third quarter of 2018.

Branch Closures – 2019

In mid-January 2019, the Company scheduled the close  of 13 branch locations during 2019.  Most are scheduled for the second quarter of 2019, with one in 1Q 2019 and one in 3Q 2019.  The expected cost associated with these closures has been estimated to be approximately $2.5 million, and primarily includes personnel cost and facilities and equipment cost.  The annual savings of these closures is projected to be $2.5 million, and the impact on 2019 is anticipated to be $1.5 million.

Fourth Quarter 2018 Financial Performance

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,
INCOME STATEMENT	2018	2018	2018	2018	2017	2018	2017
Interest income
Loans, including fees (8)	$132,541	$132,043	$129,852	$127,041	$108,319	$521,478	$389,535
Investment securities, federal funds sold and securities purchased under agreements to resell	11,327	11,517	11,880	11,007	9,505	45,730	36,465
Total interest income	143,868	143,560	141,732	138,048	117,824	567,208	426,000
Interest expense
Deposits	15,310	13,220	10,009	6,913	4,220	45,452	12,353
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	2,166	2,051	2,161	2,162	1,330	8,540	4,661
Total interest expense	17,476	15,271	12,170	9,075	5,550	53,992	17,014
Net interest income	126,392	128,289	129,562	128,973	112,274	513,216	408,986
Provision for loan losses	3,734	3,117	4,478	2,454	3,808	13,783	11,890
Net interest income after provision for loan losses	122,658	125,172	125,084	126,519	108,466	499,433	397,096
Noninterest income*	35,642	32,027	37,525	40,555	36,761	145,749	140,029
Pre-tax operating expense*	96,664	95,818	96,410	102,167	84,644	391,059	323,817
Branch consolid./acquisition and merger expense	—	4,476	14,096	11,296	17,621	29,868	44,503
Total noninterest expense	96,664	100,294	110,506	113,463	102,265	420,927	368,320
Income before provision for income taxes	61,636	56,905	52,103	53,611	42,962	224,255	168,805
Provision for income taxes, includes deferred tax revaluation	12,632	9,823	11,644	11,285	40,541	45,384	81,251
Net income	$49,004	$47,082	$40,459	$42,326	$2,421	$178,871	$87,554

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$49,004	$47,082	$40,459	$42,326	$2,421	$178,871	$87,554
Securities losses (gains), net of tax	2	9	505	—	(22)	520	(445)
Provision for income taxes, deferred tax revaluation	—	(1,602)	613	—	26,558	(990)	26,558
Branch consolid./acquisition and merger expense, net of tax	—	3,577	11,112	8,918	12,431	23,692	31,469
Adjusted net income (non-GAAP)	$49,006	$49,066	$52,689	$51,244	$41,388	$202,093	$145,136

Basic earnings per common share	$1.36	$1.28	$1.10	$1.15	$0.08	$4.90	$2.95
Diluted earnings per common share	$1.35	$1.28	$1.09	$1.15	$0.08	$4.86	$2.93
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.36	$1.34	$1.44	$1.40	$1.31	$5.53	$4.89
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.35	$1.33	$1.43	$1.39	$1.30	$5.50	$4.85
Dividends per common share	$0.36	$0.35	$0.34	$0.33	$0.33	$1.38	$1.32
Basic weighted-average common shares outstanding	36,154,922	36,645,181	36,676,887	36,646,198	31,654,947	36,530,112	29,686,076
Diluted weighted-average common shares outstanding	36,364,873	36,893,496	36,928,981	36,899,068	31,905,505	36,775,632	29,921,684
Effective tax rate	20.49%	17.26%	22.35%	21.05%	94.36%	20.24%	48.13%

*      These lines include a reclassfiication of network costs directly related to interchange and debit card transaction fees.  ASU 2014-09 - Revenue recognition requires netting of these expenses with the related revenue.  All periods have been adjusted for this reclassification, and there was no impact to net income or capital for any period presented.

The Company reported consolidated net income of $49.0 million, or $1.35 per diluted common share for the three-months ended December 31, 2018,  a  $1.9 million decrease, however, a $0.07 per share increase in diluted EPS from the third quarter of 2018.  This increase in diluted EPS was the result of the Company buying 900,000 shares of common stock through its stock repurchase program during the fourth quarter of 2018, which resulted in a decline of 528,600 in the weighted average diluted share count.  Net interest income was down  $1.9 million as a result of the decrease in acquired loan interest income of $5.1 million, offset by an increase in non-acquired loan interest income of $5.7 million and the increase in interest expense of $2.2 million comparing 4Q 2018 to 3Q 2018.  Overall acquired loan accretion declined by

$2.8 million in the fourth quarter of 2018.  The increase in interest expense was due to the rising rate environment and continued competition within our markets for deposits.  The Company’s cost of funds, excluding noninterest bearing deposits, was 0.78% for the fourth quarter of 2018, an increase of 0.10% from the third quarter of 2018.  Compared to the fourth quarter of 2017, cost of funds increased by 0.49% which was primarily the result of rising interest rates and competition within our markets.  The total provision for loan losses increased $617,000 compared to the third quarter of 2018.  Valuation allowance impairment (release) related to acquired loans was $710,000 compared to a net release of ($284,000) in the third quarter of 2018.  Several pools within the acquired credit impaired loans resulted in declining cash flows resulting in this impairment.  The provision for loan losses related to acquired non-credit impaired loans was higher by $504,000 compared to the third quarter of 2018.  The provision for loan losses on non-acquired loans was $881,000 lower compared to the third quarter of 2018 due primarily to lower past due loans, nonaccrual loans and continued low net charge offs.  Noninterest income increased by $3.6 million resulting primarily from higher acquired loan recoveries of $1.5 million and the sale of an acquired credit impaired note with a gain of $1.6 million.  Noninterest expense was lower by $3.6 million due to no merger and conversion related charges incurred in 4Q 2018.  In 3Q 2018,  we had $4.5 million in merger and conversion related cost.  Absent these merger-related cost, our noninterest expense increased by $846,000, which can be attributed to the increase in OREO expense and other troubled loan related cost.  All other variances in noninterest expense offset.

Income Tax Expense

During the fourth quarter of 2018, the Company’s effective income tax rate was 20.49%, and income tax expense totaled $12.6 million.  The increase from the third quarter of 2018 was driven by the following:  higher pre-tax net income of $4.7 million, the addition of non-deductible executive compensation and less favorable impact from excess tax benefit recorded on equity awards due to lower stock price.  On a year-to-date basis, the effective rate was 20.24%, including the additional deferred tax benefits recorded of $990,000, resulting from the finalization of revaluing deferred taxes associated with the change in tax law in late 2017; and was 20.68% without these additional deferred tax benefits.

“2018 was a year of significant change for South State,” said Robert R. Hill Jr., CEO of South State Corporation.  “We successfully integrated two recent mergers, repositioned the balance sheet, and began absorbing the impact of the Durbin amendment.  During this transition, we have grown earnings per share by 66% and adjusted earnings per share by 13%, and look forward to building on these results.”

Balance Sheet and Capital

	Ending Balance
(dollars in thousands, except per share and share data)	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
BALANCE SHEET	2018	2018	2018	2018	2017
Assets
Cash and cash equivalents	$408,983	$307,309	$396,849	$644,504	$377,627
Investment securities:
Securities held to maturity	—	500	499	1,274	2,529
Securities available for sale, at fair value	1,517,067	1,551,281	1,577,999	1,640,837	1,648,193
Other investments	25,604	19,229	19,229	23,479	23,047
Total investment securities	1,542,671	1,571,010	1,597,727	1,665,590	1,673,769
Loans held for sale	22,925	33,752	36,968	42,690	70,890
Loans:
Acquired credit impaired	485,119	512,633	551,979	597,274	618,803
Acquired non-credit impaired	2,594,826	2,786,102	3,076,424	3,274,938	3,507,907
Non-acquired	7,933,286	7,606,478	7,197,539	6,762,512	6,492,155
Less allowance for non-acquired loan losses	(51,194)	(49,869)	(47,874)	(45,203)	(43,448)
Loans, net	10,962,037	10,855,344	10,778,068	10,589,521	10,575,417
Other real estate owned ("OREO")	11,410	12,119	17,222	11,073	11,203
Premises and equipment, net	241,076	241,909	245,288	253,605	255,565
Bank owned life insurance	230,105	229,075	227,588	226,222	225,132
Deferred tax asset	37,128	47,943	48,853	46,736	45,902
Mortgage servicing rights	34,727	36,056	35,107	34,196	31,119
Core deposit and other intangibles	62,900	66,437	69,975	70,376	73,789
Goodwill	1,002,900	1,002,900	1,002,722	999,592	999,586
Other assets	119,466	118,361	110,121	105,004	126,590
Total assets	$14,676,328	$14,522,215	$14,566,488	$14,689,109	$14,466,589

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$3,061,769	$3,157,478	$3,152,828	$3,120,818	$3,047,432
Interest-bearing	8,585,164	8,456,397	8,485,461	8,542,280	8,485,334
Total deposits	11,646,933	11,613,875	11,638,289	11,663,098	11,532,766
Federal funds purchased and securities sold under agreements to repurchase	270,649	279,698	331,969	357,574	286,857
Other borrowings	266,084	115,919	115,754	215,589	215,424
Other liabilities	126,366	144,584	132,109	130,269	122,622
Total liabilities	12,310,032	12,154,076	12,218,121	12,366,530	12,157,669

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 80,000,000 shares	89,574	91,808	92,064	91,958	91,899
Surplus	1,750,495	1,805,685	1,811,446	1,807,989	1,807,601
Retained earnings	551,108	515,155	480,928	452,982	419,847
Accumulated other comprehensive loss	(24,881)	(44,509)	(36,071)	(30,350)	(10,427)
Total shareholders' equity	2,366,296	2,368,139	2,348,367	2,322,579	2,308,920
Total liabilities and shareholders' equity	$14,676,328	$14,522,215	$14,566,488	$14,689,109	$14,466,589

Common shares issued and outstanding	35,829,549	36,723,238	36,825,556	36,783,438	36,759,656

At December 31, 2018, the Company’s total assets were $14.7  billion,  an increase of $154.1 million from September 30, 2018, and an increase of $209.7 million, or 1.45%,  from December 31, 2017.  During the fourth quarter of 2018,  cash and cash equivalents increased by $101.7 million.  This increase was the result of an FHLB advance of $150.0 million in late December 2018.  Total deposits grew by $33.1 million for the quarter, with interest bearing growing by $128.8 million and noninterest bearing decreasing by $95.7 million.  Federal funds purchased and securities sold under repurchase agreements were flat compared to September 30, 2018.  Total loans increased by $108.7 million, or 4.0% annualized, as nonacquired loans increased by $326.8 million, and acquired loans declined by $218.2 million during 4Q 2018.  In the third quarter of 2018, total loans increased by $78.8 million, or 2.9% annualized, as nonacquired loans increased by $408.9 million, and acquired loans declined by $329.7 million.  Partially contributing to the improvement in cash was a decline in investment securities by $28.3 million during 4Q 2018, as pay downs, maturities and sales were partially offset by purchases and less unrealized losses than in 3Q 2018.  The Company’s book value per common share increased to $66.04 per share at December 31, 2018, compared to $64.49 at September 30, 2018 and $62.81 at December 31, 2017.  Total equity (capital) declined by $1.8 million due to the common stock buyback of 900,000 shares and totaling $60.1 million.  This decline was largely offset by net income of $49.0 million, net of the dividend paid of $13.1 million, and the improvement in AOCI of $19.6 million during 4Q 2018.  The buyback of common shares had the most significant impact on the increase in book value per share.  Tangible book value (“TBV”) per common share increased by $0.93 per share to $36.30 at December 31, 2018, compared to $35.37 at September 30, 2018,  and increased by $2.69 per share, or 8.0%, from $33.61 at December 31, 2017.  The  quarterly increase of $0.93 per share in tangible book value was the result of (1) earnings per share, excluding amortization of intangibles, of  $1.43, offset by the dividend paid to shareholders of $0.36 per share;  (2) an increase from the change in AOCI of $0.54 per share; (3) the impact of share-based compensation and employee stock purchases of $0.08 per share; and (4) a net decrease of  $0.76 per share due primarily to the buyback of 900,000 shares of common stock.

“The Company continued to grow capital with tangible book value per share increasing 8.0%, in 2018, to $36.30.  This included spending $60.1 million in the fourth quarter of 2018 buying back 900,000 shares of common stock,” said John C. Pollok, Chief Financial Officer.  “In addition, we have announced our new 1.0 million common share repurchase program, which has been approved by our Board.”

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
PERFORMANCE RATIOS	2018	2018	2018	2018	2017	2018	2017
Return on average assets (annualized)	1.33%	1.28%	1.12%	1.19%	0.08%	1.23%	0.77%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.33%	1.33%	1.45%	1.44%	1.33%	1.39%	1.28%
Return on average equity (annualized)	8.24%	7.89%	6.96%	7.41%	0.51%	7.63%	5.26%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.24%	8.23%	9.06%	8.98%	8.75%	8.62%	8.71%
Return on average tangible common equity (annualized) (non-GAAP) (7)	15.91%	15.29%	13.79%	14.69%	1.59%	14.93%	9.63%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.91%	15.90%	17.68%	17.60%	15.83%	16.76%	15.49%
Efficiency ratio (tax equivalent)	59.43%	62.31%	65.63%	66.67%	68.01%	63.57%	66.53%
Adjusted efficiency ratio (non-GAAP) (9)	59.43%	59.53%	57.26%	60.04%	56.29%	59.06%	58.49%
Dividend payout ratio (2)	26.63%	27.30%	30.93%	28.68%	399.30%	28.27%	44.11%
Book value per common share	$66.04	$64.49	$63.77	$63.14	$62.81
Tangible common equity per common share (non-GAAP) (7)	$36.30	$35.37	$34.64	$34.05	$33.61

CAPITAL RATIOS
Equity-to-assets	16.12%	16.31%	16.12%	15.81%	15.96%
Tangible equity-to-tangible assets (non-GAAP) (7)	9.56%	9.65%	9.45%	9.20%	9.23%
Tier 1 common equity (6)	12.0%	12.3%	12.0%	11.8%	11.6%
Tier 1 leverage (6)	10.6%	10.8%	10.6%	10.5%	10.4%
Tier 1 risk-based capital (6)	13.0%	13.3%	13.0%	12.8%	12.6%
Total risk-based capital (6)	13.5%	13.8%	13.5%	13.3%	13.0%

OTHER DATA
Number of branches	168	168	169	179	182
Number of employees (full-time equivalent basis)	2,602	2,640	2,654	2,700	2,719

Asset Quality

	Ending Balance
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2018	2018	2018	2018	2017
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$15,018	$15,315	$14,870	$14,307	$14,831
Non-acquired OREO and other nonperforming assets	4,037	3,229	8,179	2,363	2,536
Total non-acquired nonperforming assets	19,055	18,544	23,049	16,670	17,367
Acquired
Acquired nonperforming loans	13,651	10,800	9,590	8,233	9,447
Acquired OREO and other nonperforming assets	7,755	9,302	9,527	9,139	9,263
Total acquired nonperforming assets	21,406	20,102	19,117	17,372	18,710
Total nonperforming assets	$40,461	$38,646	$42,166	$34,042	$36,077

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2018	2018	2018	2017	2017	2018	2017
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.65%	0.66%	0.67%	0.67%	0.67%	0.65%	0.67%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	340.88%	325.62%	321.95%	315.95%	292.95%	340.88%	292.95%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.06%	0.07%	0.01%	0.02%	0.02%	0.04%	0.04%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.09%	0.01%	0.14%	0.02%	0.07%	0.06%	0.07%
Total nonperforming assets as a percentage of total assets	0.28%	0.27%	0.29%	0.23%	0.25%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.19%	0.20%	0.21%	0.21%	0.23%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.24%	0.24%	0.32%	0.25%	0.27%
Total nonperforming assets as a percentage of total assets (5)	0.13%	0.13%	0.16%	0.11%	0.12%

Total nonperforming assets increased by $1.8 million to $40.5 million, representing 0.28% of total assets,  an increase of 1 basis point from the balance at September 30, 2018.  The increase was the result of an increase in acquired non-credit impaired loans of $2.8 million, partially offset by $739,000 decline in total OREO and other nonperforming assets.  Legacy non-performing loans decreased by $297,000 during the fourth quarter to $15.0 million at December 31, 2018.  The allowance for loan losses as a percentage of non-acquired nonaccrual loans was 341%, up from 326% in the third quarter of 2018 and 293% at December 31, 2017.

During the fourth quarter of 2018, the Company reported $13.7 million in nonperforming loans related to “acquired non-credit impaired loans.”  This was an increase of $2.9 million from the balance at September 30, 2018, and an increase of $4.2 million higher than the balance at December 31, 2017, due primarily to the additions from the Park Sterling acquisition. Additionally, acquired OREO and other assets owned decreased by $1.5 million from both the balance at September 30, 2018 and December 31, 2017.

At December 31, 2018,  the allowance for non-acquired loan losses was $51.2 million, or 0.65%, of non-acquired period-end loans and $49.9 million, or 0.66%, at September 30, 2018, and $43.4 million, or 0.67% at December 31, 2017.  Net charge-offs within the non-acquired portfolio were $1.1 million, or 0.06% annualized in the fourth quarter of 2018, compared to $1.3 million, or 0.07% annualized, in the third quarter of 2018.  Fourth quarter 2017 net charge-offs totaled $265,000, or 0.02% annualized.  Net charge-offs related to the non-acquired loan portfolio were $296,000 during the fourth quarter of 2018.  The remaining net charge-offs were from overdraft and ready reserve accounts and totaled $829,000.  The majority of net charge-offs continue to arise primarily from overdraft and ready reserve accounts and totaled $2.9 million in 2018, as total loan net charge-offs for 2018 were $125,000.   During the fourth quarter of 2018,  the provision for loan losses totaled $2.5 million from the non-acquired loan portfolio compared to $3.3 million in the third quarter of 2018, and $2.2 million in the fourth quarter of 2017.  The provision for loan losses of non-acquired loans in 2018 was $10.8 million compared to $8.7 million in 2017.

Net charge offs related to “acquired non-credit impaired loans” were $574,000, or 0.09% annualized, in the fourth quarter of 2018; and the Company recorded a provision for loan losses, accordingly.  Net charge-offs in the third quarter of 2018 totaled $70,000,  or 0.01% annualized, and in the fourth quarter of 2017, net charge-offs totaled $402,000, or 0.07% annualized.  The charge off level within the acquired non-credit impaired portfolio remains as expected.

During the fourth quarter of 2018, the Company recorded a net impairment of $710,000 within certain acquired credit impaired loan pools compared to $284,000 net release,  in the third quarter of 2018.  During the fourth quarter of 2017, the Company recorded net impairment of $1.2 million.

Total OREO decreased to $11.4 million at December 31, 2018,  down from $12.1 million at September 30, 2018.  The  $709,000 decrease was related to disposition of 16 properties during the fourth quarter of 2018.

Net Interest Income and Margin

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$172,849	$1,032	2.37%	$232,894	$1,106	1.88%	$216,386	$793	1.45%
Investment securities (taxable)	1,358,978	8,838	2.58%	1,389,859	8,890	2.54%	1,256,347	7,269	2.30%
Investment securities (tax-exempt)	188,666	1,457	3.06%	199,283	1,521	3.03%	202,480	1,443	2.83%
Loans held for sale	24,820	291	4.65%	35,406	386	4.33%	39,586	347	3.48%
Loans	10,928,294	132,250	4.80%	10,802,287	131,657	4.84%	9,082,330	107,972	4.72%
Total interest-earning assets	12,673,607	143,868	4.50%	12,659,729	143,560	4.50%	10,797,129	117,824	4.33%
Noninterest-earning assets	1,924,666			1,929,505			1,547,237
Total Assets	$14,598,273			$14,589,234			$12,344,366

Interest-Bearing Liabilities:
Transaction and money market accounts	$5,310,048	$8,498	0.63%	$5,236,196	$6,980	0.53%	$4,523,525	$1,443	0.13%
Savings deposits	1,416,227	1,324	0.37%	1,445,370	1,369	0.38%	1,388,183	508	0.15%
Certificates and other time deposits	1,804,939	5,488	1.21%	1,823,855	4,871	1.06%	1,319,107	2,269	0.68%
Federal funds purchased and repurchase agreements	273,994	660	0.96%	294,162	599	0.81%	307,079	324	0.42%
Other borrowings	122,676	1,506	4.87%	119,412	1,452	4.82%	102,309	1,006	3.90%
Total interest-bearing liabilities	8,927,884	17,476	0.78%	8,918,995	15,271	0.68%	7,640,203	5,550	0.29%
Noninterest-bearing liabilities	3,310,416			3,304,142			2,827,699
Shareholders' equity	2,359,973			2,366,097			1,876,464
Total Non-IBL and shareholders' equity	5,670,389			5,670,239			4,704,163
Total liabilities and shareholders' equity	$14,598,273			$14,589,234			$12,344,366
Net interest income and margin (NON-TAX EQUIV.)		$126,392	3.96%		$128,289	4.02%		$112,274	4.13%
Net interest margin (TAX EQUIVALENT)			3.98%			4.04%			4.18%

Overall Cost of Funds (including demand deposits)			0.57%			0.50%			0.21%

Non-taxable equivalent net interest income was $126.4 million for the fourth quarter of 2018, a  $1.9 million decrease from the third quarter of 2018.  The decrease resulted from higher interest income on non-acquired loans which was largely offset by lower interest income on acquired loans and higher interest expense.  The highlights follow:

1.

Average balance of non-acquired loans increased by approximately $380.2 million and resulted in an increase in non-acquired loan interest income of $5.7 million, to $82.3 million.  The yield on total non-acquired loans was 4.21%  up from 4.12%  in the third quarter of 2018.

2.

Acquired loan interest income decreased $5.2 million from the third quarter of 2018 to $50.0 million.  The yield on acquired loans for the fourth quarter of 2018  was 6.25%, a decrease of 13 basis points from the third quarter of 2018, while the average balance of acquired loans declined by $254.1 million during the fourth quarter of 2018.    During the fourth quarter of 2018, the Company performed its first recast of the acquired credit impaired loan portfolio of Park Sterling.  This resulted in $10.2 million release which increased the fourth quarter of 2018 acquired loan interest income by approximately $500,000.  The release will impact the acquired loan interest income over time, and will also be dependent upon the level of loan pay downs, pay-offs received, and the change in asset quality each quarter.  In addition, the weighted-average-life from the 4Q 2018 recast increased slightly which also increases the amount of expected cash flow (accretable yield) compared to 3Q 2018.  This increase was due primarily to maturity extensions within acquired credit impaired loan portfolios, as well as lower prepayment speeds.  For the fourth quarter of 2018, the total loan yield declined 4 basis points to 4.80% from 4.84% in the third quarter of 2018.  The total loan yield was 4.72%  in the fourth quarter of 2017, and only included one month of the Park Sterling loan portfolio.

3.

Interest expense increased by $2.2 million in the fourth quarter of 2018 compared to the third quarter of 2018.  This increase in interest expense was within all categories of funding, except savings deposits as interest rates continue to rise.  The increase in interest rates was primarily the result of the Federal Reserve increasing the federal funds target rate 100 basis points in 2018 including 25 basis points in September 2018 and 25 basis points in December 2018.  Deposit rates (all categories) continued to increase as the cost on total interest-bearing deposits increased from 62 basis points in the third quarter of 2018 to 71 basis points in the fourth quarter of 2018.  Interest expense, on other borrowings and fed funds purchased and repurchase agreements, increased compared to the third quarter of 2018 due to the effects of short term interest rates from the Federal Reserve increasing interest rates in 2018.  Total cost of funds on interest-bearing liabilities was 78 basis points, an increase of 10 basis points from the third quarter of 2018 and up 49 basis points from the fourth quarter of 2017.  The inclusion of the Park Sterling funding balances resulted in an increase in the Company’s average interest-bearing liabilities of approximately $1.3 billion from the fourth quarter of 2017.  Park Sterling balances were only included for one month in the fourth quarter of 2017.

Tax-equivalent net interest margin declined 6 basis points from the third quarter of 2018 and declined by 20 basis points  from the fourth quarter of 2017.  During the fourth quarter of 2018, the Company’s average total assets remained relatively flat at $14.6 billion at December 31, and September 30, 2018 and increased by $2.3 billion from $12.3 billion at December 31, 2017.  Average earning assets totaled $12.7 billion remaining flat compared to the third quarter of 2018.  Average interest-bearing liabilities totaled $8.9 billion for the fourth quarter of 2018 which was flat compared to the third quarter 2018; and up from $7.6 billion for the fourth quarter of 2017.  Average non-interest bearing liabilities remained flat during the fourth quarter of 2018 at $3.3 billion compared to the third quarter of 2018;  and increased by $482.7 million from December 31, 2017, due primarily to the merger with Park Sterling and growth during the past year.  Including the impact of noninterest bearing deposits, the Company’s cost of funds was 57 basis points for the fourth quarter of 2018 compared to 50 basis points in the third quarter of 2018, and compared to 21 basis points in the fourth quarter of 2017.

The table below reflects the quarterly roll forward of the acquired credit impaired loan accretable yield, including a fair value adjustment of $1.5 million recorded in the second quarter of 2018 for the Park Sterling merger.  The table now reflects the amount of acquired credit impaired loan interest income recognized each quarter, split between (1) contractual loan interest; and (2) the accretion recognized from the performance of the acquired credit impaired loans.

In addition, there are three other tables below, the first showing the split between principal and interest that will be accreted into interest income over the expected remaining life of the ACI loans, the second showing the nonaccretable difference split between principal and interest which is not expected to be collected, and the third “total acquired accretion income” recorded over the past five quarters.  The amount declined by $2.7 million to $9.7 million from the third quarter of 2018 amount of $12.4 million.

The amount of ANCI discount recognized in the fourth quarter was $3.0 million lower than third quarter of 2018, due primarily to fewer pay offs of ANCI loans in the fourth quarter by $101.7 million.  The remaining balance of the discount on the acquired noncredit impaired loan portfolio totals $33.4 million at December 31, 2018, $37.1 million at September 30, 2018, and $64.8 million at December 31, 2017.

Accretable Yield Rollforward (Acquired credit impaired loans)		Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)		2018	2018	2018	2018	2017
Balance at beginning of period		$114,985	$121,804	$129,857	$133,095	$132,575

Contractual interest income *	1	(7,837)	(8,228)	(8,354)	(8,696)	(9,256)
Accretion on acquired loans	2	(5,099)	(4,892)	(5,212)	(3,801)	(4,305)
Additions from Georgia Bank & Trust Acquisition		—	—	—	—	307
Additions (decreases) from Park Sterling Bank Acquisition		—	—	(1,460)	—	8,829
Improved cash flows affecting nonaccretable difference		14,698	6,350	7,118	9,335	5,118
Other changes, net		7	(49)	(145)	(76)	(173)
Balance at end of period		$116,754	$114,985	$121,804	$129,857	$133,095
Principal & Interest of Accretable Yield Period End Balance
Principal - expected to be collected in future periods and recorded as interest income		$48,896	$46,526	$50,474	$51,046	$52,271
Interest - expected to be collected in future periods and recorded as interest income		67,859	68,459	71,331	78,811	80,824
Total accretable balance at period end		$116,754	$114,985	$121,805	$129,857	$133,095

Principal & Interest of the Nonaccretable Difference
Contractual principal which is not expected to be collected		$19,055	$30,081	$32,557	$25,490	$30,399
Contractual interest which is not expected to be collected		5,763	$8,341	10,840	8,351	8,925
Total nonaccretable difference		$24,818	$38,422	$43,397	$33,841	$39,324

*     Contractual interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.

Acquired accretion income over Past 5 Quarters		Three months Ended
(in thousands)		Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
		2018	2018	2018	2018	2017
Acquired non credit impaired accretion income and fees		3,792	6,786	7,671	9,702	6,241
Acquired credit impaired accretion income	2	5,099	4,892	5,212	3,801	4,305
Other interest and late fees		770	742	759	775	729
Total acquired accretion income		$9,662	$12,420	$13,642	$14,278	$11,275

Noninterest Income and Expense

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands)	2018	2018	2018	2018	2017	2018	2017
Noninterest income:
Fees on deposit accounts *	$18,704	$17,790	$22,612	$22,543	$21,224	$81,649	$80,764
Mortgage banking income	2,501	2,824	3,317	4,948	3,744	13,590	17,954
Trust and investment services income	7,621	7,527	7,567	7,514	6,698	30,229	25,401
Securities (losses) gains, net	(3)	(11)	(641)	—	33	(655)	668
Recoveries of fully charged off acquired loans	2,737	1,238	2,167	2,975	2,925	9,117	8,572
Other	4,082	2,659	2,503	2,575	2,138	11,819	6,670
Total noninterest income	$35,642	$32,027	$37,525	$40,555	$36,762	$145,749	$140,029

Noninterest expense:
Salaries and employee benefits	$57,705	$57,934	$55,026	$62,465	$50,735	$233,130	$194,446
Net occupancy expense	7,205	7,630	7,815	8,166	6,707	30,816	25,357
Information services expense	7,877	7,804	8,903	9,738	6,686	34,322	25,462
Furniture and equipment expense	4,599	4,605	4,519	4,626	4,146	18,349	15,568
Bankcard expense *	402	379	311	691	558	1,783	2,180
OREO expense and loan related	831	(19)	1,037	1,661	1,073	3,510	6,721
Business development and staff related	2,822	2,463	2,765	2,082	2,107	10,132	7,863
Amortization of intangibles	3,537	3,537	3,722	3,413	2,857	14,209	10,353
Professional fees	3,148	2,138	1,898	1,699	1,338	8,883	5,975
Supplies, printing and postage expense	1,480	1,561	1,406	1,392	1,433	5,839	6,148
FDIC assessment and other regulatory charges	1,340	2,525	3,277	1,263	895	8,405	3,924
Advertising and marketing	1,273	1,049	1,163	736	1,563	4,221	3,963
Other operating expenses	4,445	4,212	4,568	4,235	4,547	17,460	15,857
Merger & branch consolidation expense	—	4,476	14,096	11,296	17,621	29,868	44,503
Total noninterest expense	$96,664	$100,294	$110,506	$113,463	$102,266	$420,927	$368,320
Reclassification amount	$3,012	$3,172	$3,002	$2,963	$2,336	$12,149	$9,118

*      The company reclassified network expenses directly related to interchange and transaction fee income out of bankcard expense and into fees on deposit accounts, pursuant to ASC 606, Revenue from Contracts with Customers.  This resulted in lower noninterest income and lower noninterest expense in all periods presented as follows:

Noninterest income totaled $35.6 million during the fourth  quarter of 2018, an increase of $3.6 million from the third quarter of 2018.  The increase was primarily attributable to higher acquired loan recoveries of $1.5 million and the sale of an acquired credit impaired note resulting in a gain of $1.6 million, reflected in other income.  Fees on deposit accounts were up $914,000 in 4Q 2018 due to the holiday season for bankcard income, higher business analysis fees and an increase in NSF fees.  These were offset partially by less mortgage banking income of $323,000 due to the decline in mortgage production in both the pipeline and volume of loans sold.

Compared to the fourth quarter of 2017,  noninterest income declined by $1.1 million.  The decrease was primarily related to the following:

1.

Fees on deposit accounts were down $2.5 million due to the impact of the Durbin Amendment, which began in the third quarter of 2018 and was partially offset by a  full quarter impact of Park Sterling in the fourth quarter of 2018 compared to the fourth quarter of 2017 (one month);

2.	$1.2 million decline in mortgage banking income primarily from lower gains and fewer mortgage loans sold in the secondary market; and
3.	Lower recoveries from acquired loans totaling $188,000;
4.	These three decreases were partially offset by higher trust and investment services income of $923,000, and
5.

Higher other income of $1.9 million primarily the resolution of an acquired credit impaired loan, higher cash surrender value of bank owned life insurance and capital markets income, both attributable to the Park Sterling merger.

Noninterest expense was $96.7 million in the fourth quarter of 2018,  a decrease of $3.6 million from $100.3 million in the third quarter of 2018.  Merger and conversion related expenses declined $4.5 million from the cost incurred in the third quarter of 2018, as the Park Sterling integration cost was finalized during the third quarter of 2018.  FDIC assessment and other regulatory charges decreased by $1.2 million in the fourth quarter of 2018, which was primarily related to the elimination of the surcharge assessment and change in risk related to certain acquired loans, which would have resulted in a lower assessment in prior quarters.  OREO and other troubled loan related cost were up $850,000 during 4Q 2018, due to the gains realized in 3Q 2018.  Professional fees were higher in 4Q 2018 by $1.0 million due primarily to the use of consultants for various projects within the Company.

Compared to the fourth quarter of 2017, noninterest expense was  $5.6 million lower.  The net decrease was primarily due to the following:  (1)  merger-related and conversion cost declined $17.6 million, as there were none in 4Q 2018,  (2) salaries and benefits increased $7.0 million due primarily to the additional employees from Park Sterling and the related benefits and incentives,  (3)  information services increased $1.2 million due primarily to the branches added from Park Sterling,  (4)  net occupancy and furniture and equipment expense increased by $498,000 and $453,000, respectively, due to the addition of branches from Park Sterling,  (5) professional fees increased $1.8 million due to the use of consultants on various projects ongoing within the Company, and (6) amortization of intangibles increased $680,000 from additional core deposit intangible related to Park Sterling.

South State Corporation will hold a conference call tomorrow,  January 29, 2019  at 10 a.m. Eastern Time,  during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10127193.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.    A replay will be available beginning January 29, 2019 by 2:00 p.m.  Eastern Time until 9:00 a.m. on February 12, 2019.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10127193.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $14.7  billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
RECONCILIATION OF GAAP TO Non-GAAP	2018	2018	2018	2018	2017	2018	2017
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$49,004	$47,082	$40,459	$42,326	$2,421	$178,871	$87,554
Securities losses (gains), net of tax	2	9	505	—	(22)	520	(445)
Provision for income taxes - Deferred Tax Asset Write-Off	—	(1,602)	613	—	26,558	(990)	26,558
Merger and branch consolidation/acq. expense, net of tax	—	3,577	11,112	8,918	12,431	23,692	31,469
Adjusted net income (non-GAAP)	$49,006	$49,066	$52,689	$51,244	$41,388	$202,093	$145,136

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.36	$1.28	$1.10	$1.15	$0.08	$4.90	$2.95
Effect to adjust for securities losses (gains)	—	0.00	0.01	—	(0.00)	0.01	(0.02)
Effect to adjust for provision for income tax DTA Write-Off	—	(0.04)	0.02	—	0.84	(0.03)	0.89
Effect to adjust for FDIC LSA early termination	—	—	—	—	—	—	—
Effect to adjust for merger & branch consol./acq expenses	—	0.10	0.31	0.25	0.39	0.65	1.07
Adjusted net income per common share - Basic (non-GAAP)	$1.36	$1.34	$1.44	$1.40	$1.31	$5.53	$4.89

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$1.35	$1.28	$1.09	$1.15	$0.08	$4.86	$2.93
Effect to adjust for securities losses (gains)	—	0.00	0.01	—	(0.00)	0.01	(0.02)
Effect to adjust for provision for income tax DTA Write-Off	—	(0.05)	0.02	—	0.83	(0.02)	0.89
Effect to adjust for merger & branch consol./acq expenses	—	0.10	0.31	0.24	0.39	0.65	1.05
Adjusted net income per common share - Diluted (non-GAAP)	$1.35	$1.33	$1.43	$1.39	$1.30	$5.50	$4.85

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.33%	1.28%	1.12%	1.19%	0.08%	1.23%	0.77%
Effect to adjust for securities losses (gains)	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%	0.23%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	-0.04%	0.02%	0.00%	0.85%	-0.01%	0.00%
Effect to adjust for merger & branch consol./acq expenses	0.00%	0.09%	0.30%	0.25%	0.40%	0.17%	0.28%
Adjusted return on average assets (non-GAAP)	1.33%	1.33%	1.45%	1.44%	1.33%	1.39%	1.28%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	8.24%	7.89%	6.96%	7.41%	0.51%	7.63%	5.26%
Effect to adjust for securities losses (gains)	0.00%	0.00%	0.09%	0.00%	0.00%	0.02%	-0.03%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	-0.27%	0.11%	0.00%	5.62%	-0.06%	2.13%
Effect to adjust for merger & branch consol./acq expenses	0.00%	0.61%	1.90%	1.57%	2.62%	1.03%	1.35%
Adjusted return on average equity (non-GAAP)	8.24%	8.23%	9.06%	8.98%	8.75%	8.62%	8.71%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	8.24%	7.89%	6.96%	7.41%	0.51%	7.63%	5.26%
Effect to adjust for securities losses (gains)	0.00%	0.00%	0.09%	0.00%	0.00%	0.02%	-0.03%
Effect to adjust for provision for income tax DTA Write-Off	0.00%	-0.27%	0.11%	0.00%	5.62%	-0.06%	2.13%
Effect to adjust for merger & branch consol./acq expenses	0.00%	0.60%	1.91%	1.56%	2.63%	1.01%	1.89%
Effect to adjust for intangible assets	7.67%	7.68%	8.61%	8.63%	7.07%	8.16%	6.24%
Adjusted return on average common tangible equity (non-GAAP)	15.91%	15.90%	17.68%	17.60%	15.83%	16.76%	15.49%

Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$66.04	$64.49	$63.77	$63.14	$62.81
Effect to adjust for intangible assets	(29.74)	(29.12)	(29.13)	(29.09)	(29.20)
Tangible book value per common share (non-GAAP)	$36.30	$35.37	$34.64	$34.05	$33.61

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	16.12%	16.31%	16.12%	15.81%	15.96%
Effect to adjust for intangible assets	-6.56%	-6.66%	-6.67%	-6.61%	-6.73%
Tangible equity-to-tangible assets (non-GAAP)	9.56%	9.65%	9.45%	9.20%	9.23%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  It also reflects an adjustment for the deferred tax asset revaluation in the third quarter of 2018 and the fourth quarter of 2017.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $4.5 million, $14.1 million, $11.3 million, and $17.6 million, for the quarters ended September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017,  respectively; and (b) securities (losses)  gains, net of ($3,000), ($11,000), ($641,000),  and $33,000 for the quarter ended December 31, 2018, September 30, 2018, June 30, 2018,  and December 31, 2017.  In the third quarter of 2018, second quarter of 2018, and the fourth quarter of 2017, the Company revalued its net deferred tax assets with the Tax Act of 2017 with a(n) (decrease) increase in our income tax provision of ($1.6 million), $613,000, and $26.6 million, respectively.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	December 31, 2018 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of  $3.8 million, $6.7 million, $7.6 million, $9.6 million, and $6.1 million,  respectively, during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements are based on, among other things, management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and South State Corporation (“South State”). Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,”  “believes,” “will,”  “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. South State cautions readers that forward looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following: (1) economic downturn risk, potentially resulting in deterioration in the credit markets, greater than expected noninterest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (2) increased expenses, loss of revenues, and increased regulatory scrutiny associated with our total assets having exceeded $10.0 billion; (3) controls and procedures risk, including the potential failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures; (4) ownership dilution risk associated with potential acquisitions in which South State’s stock may be issued as consideration for an acquired company; (5) potential deterioration in real estate values; (6) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act) and the resulting impact, including as a result of compression to net interest margin; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and including the impact of the recently enacted Tax Cuts and Jobs Act, the Consumer Financial Protection Bureau rules and regulations, and the possibility of changes in accounting standards, policies, principles and practices, including changes in accounting principles relating to loan loss recognition (CECL); (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) greater than expected noninterest expenses; (20) noninterest income risk resulting from the effect of regulations that prohibit financial institutions from charging consumer fees for paying overdrafts on ATM and one‑time debit card transactions, unless the consumer consents or opts‑in to the overdraft service for those types of transactions; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, and potential difficulties in maintaining relationships with key personnel; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; (26) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisition, whether involving stock or cash consideration; and (27) other risks and uncertainties disclosed in South State’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State with or to the SEC after the filing of such Annual Reports on Form 10-K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.